Exhibit 5.1

May 22, 2023

Lucid Diagnostics Inc.

One Grand Central Place, Suite 4600

New York, New York 10165

Re:	Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Lucid Diagnostics Inc., a Delaware corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale by the selling stockholder set forth in the Registration Statement (the “Selling Stockholder”) of 25,688,308 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Company under the Senior Secured Convertible Note (the “Note”) sold by the Company in a private placement consummated on March 21, 2023 (the “Private Placement”).

In rendering the opinions set forth below, we have examined (a) the Registration Statement and the exhibits thereto; (b) the securities purchase agreement, dated as of March 13, 2023, which provides, among other things, for the sale of the Note in the Private Placement; (c) the form of the Note; (d) the Company’s Certificate of Incorporation, as amended (“Certificate of Incorporation”); (e) the Company’s Bylaws, as amended (“Bylaws”); (f) certain records of the Company’s corporate proceedings as reflected in its minute books; and (g) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as forms or copies thereof. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares to be issued by the Company under the terms of the Note have been duly authorized and, when issued in accordance with the Note against payment in full therefor, will be legally issued, fully paid and nonassessable.

No opinion is expressed herein other than as to the corporate law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the prospectuses forming a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER